SEC Form 4, Schedule C

1.	Name and Address of Reporting Person:
		Joseph M. Field
		c/o Entercom Communications Corp.
		401 City Avenue, Suite 809
		Bala Cynwyd, PA 19004

2.	Issuer Name/Symbol:
		Entercom Communications Corp. (ETM)

3.	Statement for Month/Day/Year:
		December 22, 2003

Trade Date		Shares		Price

12/22/03		100		$52.00
12/22/03		400		$52.09
12/22/03		200		$52.12
12/22/03		1,000		$52.13
12/22/03		200		$52.14
12/22/03		200		$52.15
12/22/03		100		$52.16
12/22/03		200		$52.21

Total			2,400